Exhibit 8.1

August 11, 2016

Seaspan Corporation

Unit 2, 2nd Floor Bupa Centre

141 Connaught Road West

Hong Kong

China

Re:	Seaspan Corporation Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as counsel for Seaspan Corporation, an entity organized and existing under the laws of the Republic of The Marshall Islands (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) of a preliminary prospectus supplement dated August 4, 2016 (the “Preliminary Prospectus Supplement”) and a final prospectus supplement dated August 4, 2016 (the “Prospectus Supplement”) to that certain registration statement on Form F-3 filed on May 23, 2016 (such registration statement, together with the Preliminary Prospectus Supplement and the Prospectus Supplement, the “Registration Statement”), for the offering and sale of up to 10,350,000 Series H preferred shares of the Company, including 1,350,000 shares issuable upon exercise of the underwriters’ option to purchase additional shares.

You have requested our opinion regarding certain United States federal income tax considerations that may be relevant to prospective holders of our Series H preferred shares. In rendering our opinion, we have examined and relied upon the truth, accuracy, and completeness of the facts, statements and representations contained in (i) the Registration Statement, (ii) the certificate of the Company and certain of its affiliates (the “Tax Certificate”), and (iii) such other documents, certificates, records, statements and representations made by the Company as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have not, however, undertaken an independent investigation of any factual matters set forth in any of the foregoing.

In addition, we have assumed, with your permission, (i) that the statements and representations concerning the Company and its operations contained in the Registration Statement, and the statements and representations contained in the Tax Certificate, are true, correct and complete and will remain true, correct and complete at all relevant times and (ii) the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon the foregoing and subject to the limitations, qualifications, assumptions and caveats set forth herein and in the Registration Statement, we hereby confirm our opinions set forth in the Preliminary Prospectus Supplement and the Prospectus Supplement under the heading “Material United States Federal Income Tax Considerations.”

August 11, 2016

We hereby consent to the discussion of this opinion in the Preliminary Prospectus Supplement and the Prospectus Supplement, to the filing of this opinion as an exhibit to the Prospectus Supplement and to the use of our name under the captions “Legal Matters” in the Registration Statement and “Material United States Federal Income Tax Considerations” in the Preliminary Prospectus Supplement and the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Perkins Coie LLP